Exhibit 99.1
News Release
	First Midwest Bancorp, Inc.	First Midwest Bancorp, Inc. One Pierce Place, Suite 1500 Itasca, Illinois 60143-9768 (630) 875-7450 www.firstmidwest.com

FOR IMMEDIATE RELEASE

CONTACT:	Paul F. Clemens (Investors) EVP and Chief Financial Officer (630) 875-7347 paul.clemens@firstmidwest.com	James M. Roolf (Media) SVP and Corporate Relations Officer (630) 875-7533 jim.roolf@firstmidwest.com

TRADED:	NASDAQ Global Select Market

SYMBOL:	FMBI

FIRST MIDWEST BANCORP, INC. ANNOUNCES
2014 FOURTH QUARTER AND FULL YEAR RESULTS

Strong Core Earnings, Significantly Improved Asset Quality
Acquisitions Substantially Integrated

ITASCA, IL, January 20, 2015 - First Midwest Bancorp, Inc. (the “Company” or “First Midwest”) (NASDAQ NGS: FMBI), the holding company of First Midwest Bank (the “Bank”), today reported results of operations and financial condition for the fourth quarter of 2014. Net income for the fourth quarter of 2014 was $14.6 million, or $0.19 per share. This compares to $18.5 million, or $0.25 per share, for the third quarter of 2014 and $19.2 million, or $0.26 per share, for the fourth quarter of 2013. Excluding acquisition and integration related expenses, earnings per share was $0.27 for the fourth quarter of 2014 and $0.28 for the third quarter of 2014.

For the full year of 2014, the Company reported net income of $69.3 million, or $0.92 per share, compared to $79.3 million, or $1.06 per share, for the year ended December 31, 2013. Earnings per share was $1.03 for the year ended December 31, 2014, excluding acquisition and integration related expenses.

"Performance for the fourth quarter of 2014 was strong, benefiting from consistent, balanced business execution throughout the year," said Michael L. Scudder, President and Chief Executive Officer of First Midwest Bancorp, Inc. "Sales success across our business lines, combined with our acquisitions of Great Lakes Bank and the Popular Community Bank branches, significantly expanded and strengthened our balance sheet. Our acquisition of National Machine Tool added leasing capabilities and an experienced sales team to our line of commercial offerings. Importantly, our results for the year reflected balanced execution across all of our business lines, significantly improved credit metrics, and successful completion of three acquisitions during the second half of 2014."

Mr. Scudder continued, "As we enter 2015, our business momentum is building amid expectations of improving operating conditions and, ultimately, a transition to higher rates. As we navigate this environment, a talented and engaged team of colleagues combined with strong capital and core deposit foundations leave us well positioned for continued growth and enhanced shareholder value."

FOURTH QUARTER HIGHLIGHTS

Robust Operating Performance

•	Earned $0.27 per share, excluding acquisition and integration related expenses, compared to $0.26 for the fourth quarter of 2013.

•	Increased top-line revenue to $111 million, up 4% and 12% from September 30, 2014 and December 31, 2013, respectively.

•	Improved net interest margin to 3.76%, up 4 basis points from September 30, 2014 and 14 basis points from December 31, 2013.

•	Strong fee-based revenues of $29 million, consistent with the third quarter of 2014 and up 10% from the fourth quarter of 2013.

•
Increase of $14.5 million in noninterest expense from September 30, 2014 primarily due to higher acquisition, integration, and operating costs of the acquisitions, targeted remediation costs, and certain other transaction related expenses.

Strengthened Balance Sheet

•	Expanded total loans to nearly $7 billion at December 31, 2014, an increase of 3% from September 30, 2014 and 18% from December 31, 2013.

•	Increased average core transactional deposits 6% from September 30, 2014 and 15% from December 31, 2013.

Improved Credit and Capital

•	Reduced non-performing assets to loans plus OREO to 1.49%, down 27 basis points from September 30, 2014 and 64 basis points from December 31, 2013.

•	Decreased the fourth quarter of 2014 net charge-offs to average loans to 13 basis points, reflecting improvement in the underlying loan portfolio.

•	Grew Tier 1 common capital to risk-weighted assets to 9.54%, a 16 basis point increase from September 30, 2014.

•	Increased dividends per share to $0.31 for the year ended December 31, 2014, up 94% from the same period in 2013.

Significant Quarter Event

•	Completed the acquisition and operating system conversion of Great Lakes Financial Resources, Inc.

ACQUISITIONS

On August 8, 2014, the Bank completed the acquisition of the Chicago banking operations of Popular Community Bank ("Popular"). The acquisition included Popular's twelve full-service retail banking offices and its small business and middle market commercial lending activities in the Chicago metropolitan area. On the date of acquisition, the Bank acquired $550 million in loans and $732 million in deposits.

On September 26, 2014, the Bank completed the acquisition of National Machine Tool Financial Corporation ("National Machine Tool"). In business for more than 28 years and a customer of the Bank for more than 15 years, National Machine Tool provides equipment leasing and financing alternatives to traditional bank financing.

On December 2, 2014, the Company completed the acquisition of the south suburban Chicago-based Great Lakes Financial Resources, Inc. ("Great Lakes"). As part of the transaction, the Company acquired seven full-service retail banking offices, one drive-up location, $223 million in loans, and $466 million in deposits on the date of acquisition.

The conversion and integration of these transactions were substantially complete as of December 31, 2014.

OPERATING PERFORMANCE

Net Interest Income and Margin Analysis
(Dollar amounts in thousands)

	Quarters Ended
	December 31, 2014			September 30, 2014			December 31, 2013
	Average Balance	Interest Earned/ Paid	Yield/ Rate (%)	Average Balance	Interest Earned/ Paid	Yield/ Rate (%)	Average Balance	Interest Earned/ Paid	Yield/ Rate (%)
Assets:
Other interest-earning assets	$625,183	$527	0.33	$476,768	$313	0.26	$610,792	$448	0.29
Trading securities	18,100	88	1.94	18,363	30	0.65	16,569	72	1.74
Investment securities (1)	1,095,446	9,904	3.62	1,067,742	9,659	3.62	1,211,868	10,582	3.49
Federal Home Loan Bank and Federal Reserve Bank stock	36,209	342	3.78	35,588	341	3.83	35,161	332	3.78
Loans (1)(2)	6,545,967	73,371	4.45	6,302,883	69,458	4.37	5,675,293	63,728	4.45
Total interest-earning assets (1)	8,320,905	84,232	4.02	7,901,344	79,801	4.01	7,549,683	75,162	3.95
Cash and due from banks	126,317			126,279			123,128
Allowance for loan and covered loan losses	(74,686)			(77,596)			(91,860)
Other assets	859,633			818,066			793,359
Total assets	$9,232,169			$8,768,093			$8,374,310
Liabilities and Stockholders’ Equity:
Interest-bearing transaction deposits	$4,144,391	984	0.09	$3,906,975	865	0.09	$3,678,591	788	0.08
Time deposits	1,255,355	1,479	0.47	1,226,025	1,941	0.63	1,234,517	1,953	0.63
Borrowed funds	111,213	12	0.04	101,674	9	0.04	213,761	390	0.72
Senior and subordinated debt	194,137	3,015	6.16	191,013	3,016	6.26	207,162	3,301	6.32
Total interest-bearing liabilities	5,705,096	5,490	0.38	5,425,687	5,831	0.43	5,334,031	6,432	0.48
Demand deposits	2,339,298			2,208,450			1,956,570
Total funding sources	8,044,394			7,634,137			7,290,601
Other liabilities	115,093			83,075			87,250
Stockholders’ equity - common	1,072,682			1,050,881			996,459
Total liabilities and stockholders’ equity	$9,232,169			$8,768,093			$8,374,310
Net interest income/margin (1)		$78,742	3.76		$73,970	3.72		$68,730	3.62

(1) Interest income and yields on tax-exempt securities and loans are presented on a tax-equivalent basis, assuming a federal income tax rate of 35%. This non-GAAP financial measure assists management in comparing revenue from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded in income tax expense. These adjustments have no impact on net income. See the accompanying Supplemental Financial Information for details on the calculation of tax-equivalent net interest income.
(2) Includes loans acquired through Federal Deposit Insurance Corporation (“FDIC”)-assisted transactions subject to loss sharing agreements ("covered loans") and a related FDIC indemnification asset.

For the fourth quarter of 2014, total average interest-earning assets rose $419.6 million and $771.2 million from the third quarter of 2014 and the fourth quarter of 2013, respectively, driven by loans acquired in the Popular and Great Lakes acquisitions during the second half of 2014 and solid organic loan growth over the course of the year.

Total average funding sources for the fourth quarter of 2014 increased $410.3 million from the third quarter of 2014 and $753.8 million from the fourth quarter of 2013. The rise in both prior periods resulted mainly from acquisition activity. The decline in borrowed funds from the fourth quarter of 2013 was due to the prepayment of $114.6 million of FHLB advances with a weighted-average rate of 1.08% during the second quarter of 2014, which is net of the yield earned on the cash used for the prepayment.

Tax-equivalent net interest margin for the fourth quarter of 2014 was 3.76%, a rise of 4 basis points from the third quarter of 2014 and 14 basis points from the fourth quarter of 2013. The Popular and Great Lakes acquisitions contributed to the increases, adding a greater proportion of higher yielding, fixed rate loans along with low cost deposits. In addition, net accretion resulting from the fair value adjustments on acquired assets and assumed liabilities contributed 8 basis points and 3 basis points to the tax-equivalent net interest margin in the fourth and third quarters of 2014, respectively. A decrease in the yield on covered interest-earning assets partially offset these increases. Certain loan hedging strategies and the prepayment of the FHLB advances contributed to the increase in tax-equivalent net interest margin compared to the fourth quarter of 2013.

Compared to the third quarter of 2014, tax-equivalent net interest income rose $4.8 million due primarily to the full quarter impact of the Popular acquisition, which included approximately $1.6 million of net accretion, and the December acquisition of Great Lakes. The $10.0 million increase in tax-equivalent net interest income compared to the fourth quarter of 2013 was mainly due to the acquisitions and loan growth, which was funded by a rise in core transactional deposits that also replaced higher costing time deposits and borrowed funds.

Noninterest Income Analysis
(Dollar amounts in thousands)

	Quarters Ended			December 31, 2014 Percent Change From
	December 31, 2014	September 30, 2014	December 31, 2013	September 30, 2014	December 31, 2013
Service charges on deposit accounts	$10,015	$9,902	$9,259	1.1	8.2
Wealth management fees	6,744	6,721	6,202	0.3	8.7
Card-based fees	6,390	6,646	5,517	(3.9)	15.8
Merchant servicing fees	2,703	2,932	2,585	(7.8)	4.6
Mortgage banking income	812	1,125	1,055	(27.8)	(23.0)
Other service charges, commissions, and fees	2,700	2,334	2,094	15.7	28.9
Total fee-based revenues	29,364	29,660	26,712	(1.0)	9.9
Net securities (losses) gains	(63)	2,570	147	N/M	N/M
BOLI income	843	767	584	9.9	44.3
Other income	613	512	313	19.7	95.8
Net trading gains (losses) (1)	311	(356)	1,057	N/M	(70.6)
Gains on sales of properties	—	3,954	—	(100.0)	—
Losses on early extinguishment of debt	—	—	(1,034)	—	(100.0)
Total noninterest income	$31,068	$37,107	$27,779	(16.3)	11.8

N/M - Not meaningful.

(1) Net trading gains (losses) result from changes in the fair value of diversified investment securities held in a grantor trust under deferred compensation agreements and are substantially offset by nonqualified plan expense for each period presented.

Total fee-based revenues increased 9.9% from the fourth quarter of 2013, reflecting growth across most categories. Higher levels of service charge volume, primarily from customers acquired in the Popular and Great Lakes transactions, drove the rise in service charges on deposit accounts. New customer relationships continued to drive the increase in wealth management fees. The increase in card-based fees reflects higher transaction volumes along with incentives from a renewed vendor contract.

Compared to the linked quarter, total fee-based revenues were consistent. Overall, increases in fee-based revenues due to the acquisitions were offset by lower levels of mortgage banking income, driven by a valuation adjustment relating to mortgage servicing rights, and the impact of a renewed vendor contract within card-based fees during the third quarter of 2014. The normal seasonal decline in merchant servicing fees was substantially offset by lower merchant card expense.

The rise in other service charges, commissions, and fees compared to both prior periods was driven primarily by gains realized on the sale of certain equipment leasing contracts. These sales were generated from a new commercial product offering introduced with the acquisition of National Machine Tool in the third quarter of 2014.

Total noninterest income of $31.1 million decreased 16.3% from the linked quarter and grew 11.8% from the fourth quarter of 2013. During the third quarter of 2014, the Company sold longer-duration corporate bonds out of the Company's securities portfolio at a pre-tax gain of $2.0 million and disposed of two branch properties, which generated pre-tax gains of $4.0 million. The Company repurchased and retired $23.3 million of 6.95% junior subordinated debentures during the fourth quarter of 2013, which resulted in a pre-tax loss of $1.0 million.

Noninterest Expense Analysis
(Dollar amounts in thousands)

	Quarters Ended			December 31, 2014 Percent Change From
	December 31, 2014	September 30, 2014	December 31, 2013	September 30, 2014	December 31, 2013
Salaries and employee benefits:
Salaries and wages	$32,175	$28,538	$27,286	12.7	17.9
Nonqualified plan expense (1)	465	(386)	1,305	N/M	(64.4)
Retirement and other employee benefits	7,660	7,319	6,399	4.7	19.7
Total salaries and employee benefits	40,300	35,471	34,990	13.6	15.2
Net occupancy and equipment expense	9,479	8,639	7,910	9.7	19.8
Professional services	6,664	5,692	5,592	17.1	19.2
Technology and related costs	3,444	3,253	2,984	5.9	15.4
Merchant card expense	2,203	2,396	2,076	(8.1)	6.1
Advertising and promotions	2,418	1,822	2,144	32.7	12.8
Net OREO expense	2,544	1,406	2,815	80.9	(9.6)
Cardholder expenses	1,036	1,120	1,019	(7.5)	1.7
Other expenses	7,446	6,766	5,264	10.1	41.5
Acquisition and integration related expenses	9,294	3,748	—	N/M	100.0
Total noninterest expense	$84,828	$70,313	$64,794	20.6	30.9

N/M - Not meaningful.

(1) Nonqualified plan expense results from changes in the Company’s obligation to participants under deferred compensation agreements and is substantially offset by earnings on the related assets included in noninterest income.

Excluding acquisition and integration related expenses, total noninterest expense for the fourth quarter of 2014 increased 13.5% from the third quarter of 2014 and 16.6% from the fourth quarter of 2013. The remaining increase from the third quarter of 2014 was due to a rise in operating costs attendant to Popular, National Machine Tool, and Great Lakes, additional staffing and higher salaries in response to growth and organizational needs, targeted remediation costs, and the timing of certain compensation and benefit accruals, impacted in part by the acquisitions.
Recurring costs associated with operating the newly acquired Popular, National Machine Tool, and Great Lakes locations of approximately $3.5 million and $2.0 million for the fourth and third quarters of 2014, respectively, were primarily concentrated in salaries and employee benefits, net occupancy and equipment expense, professional services, and other expenses. The conversion and integration of these transactions is substantially complete with certain remaining efficiencies to be implemented in the first half of 2015.
Compared to both prior periods, the rise in salaries and wages also reflects the timing of certain incentive compensation accruals, impacted by acquisition results, as well as additional staff and higher salaries in response to growth and organizational needs. Lower levels of deferred loan origination costs contributed to the variance from the third quarter of 2014.
Retirement and other employee benefits increased from the third quarter of 2014 and the fourth quarter of 2013 due to the timing of certain profit sharing expenses. A reduction in pension expense as a result of changes to the Company’s defined benefit pension plan partially offset these increases compared to the fourth quarter of 2013.
Professional services were elevated from the third quarter of 2014 due to remediation costs on select significant credits, contributing to the improvements in credit quality. In addition, personnel recruitment costs increased in response to growth and organizational needs compared to both prior periods.
A $1.6 million valuation adjustment on an OREO property resulted in the rise in net OREO expense compared to the third quarter of 2014.
Other expenses were lower in the fourth quarter of 2013 due to a $770,000 reduction in the reserve for unfunded commitments.

LOAN PORTFOLIO AND ASSET QUALITY

Loan Portfolio Composition
(Dollar amounts in thousands)

	As Of					December 31, 2014 Percent Change From
	December 31, 2014
	Legacy and Popular (1)	Great Lakes	Total	September 30, 2014 (1)	December 31, 2013	September 30, 2014	December 31, 2013
Corporate
Commercial and industrial	$2,219,501	$34,055	$2,253,556	$2,208,166	$1,830,638	2.1	23.1
Agricultural	356,507	1,742	358,249	347,511	321,702	3.1	11.4
Commercial real estate:
Office	421,306	73,331	494,637	437,222	459,202	13.1	7.7
Retail	440,787	11,438	452,225	454,178	392,576	(0.4)	15.2
Industrial	528,200	3,317	531,517	531,122	501,907	0.1	5.9
Multi-family	553,190	11,231	564,421	559,689	332,873	0.8	69.6
Construction	196,387	7,849	204,236	193,445	186,197	5.6	9.7
Other commercial real estate	880,720	7,177	887,897	871,825	807,071	1.8	10.0
Total commercial real estate	3,020,590	114,343	3,134,933	3,047,481	2,679,826	2.9	17.0
Total corporate loans	5,596,598	150,140	5,746,738	5,603,158	4,832,166	2.6	18.9
Consumer
Home equity	520,443	22,742	543,185	517,446	427,020	5.0	27.2
1-4 family mortgages	247,359	44,104	291,463	238,172	275,992	22.4	5.6
Installment	75,405	627	76,032	69,428	44,827	9.5	69.6
Total consumer loans	843,207	67,473	910,680	825,046	747,839	10.4	21.8
Covered loans	79,435	—	79,435	90,875	134,355	(12.6)	(40.9)
Total loans	$6,519,240	$217,613	$6,736,853	$6,519,079	$5,714,360	3.3	17.9

(1) Loan balances include $500.7 million and $533.2 million in loans as of December 31, 2014 and September 30, 2014, respectively, that were acquired in the Popular business combination and are recorded at fair value as of the acquisition date.

Compared to September 30, 2014, total loans of $6.7 billion increased by 3.3%, driven primarily by the Great Lakes acquisition, which added $217.6 million of loans at December 31, 2014. In addition, growth in our legacy loans of 3.0% on an annualized basis from September 30, 2014 was offset by anticipated paydowns on certain loans acquired in the Popular transaction.

Total loans rose $1.0 billion, or 17.9%, from December 31, 2013. Excluding loans acquired in the Popular and Great Lakes acquisitions of $718.3 million and covered loans, total loans grew $359.1 million, or 6.4%, from December 31, 2013 due primarily to well-balanced growth distributed across the commercial and industrial, agricultural, multi-family, and consumer categories. Strong growth in the commercial and industrial and agricultural loan categories, excluding acquired and covered loans, of 17.4% and 10.8%, respectively, reflects the impact of greater resource investments and expansion into certain sector-based lending areas, such as agri-business, asset-based lending, and healthcare.

Asset Quality
(Dollar amounts in thousands)

	As Of			December 31, 2014 Percent Change From
	December 31, 2014	September 30, 2014	December 31, 2013	September 30, 2014	December 31, 2013
Asset quality (1)
Non-accrual loans	$58,853	$63,858	$59,798	(7.8)	(1.6)
90 days or more past due loans	771	5,983	3,708	(87.1)	(79.2)
Total non-performing loans	59,624	69,841	63,506	(14.6)	(6.1)
Accruing troubled debt restructuring (“TDRs”)	3,704	5,449	23,770	(32.0)	(84.4)
OREO	25,779	29,165	32,473	(11.6)	(20.6)
Total non-performing assets	$89,107	$104,455	$119,749	(14.7)	(25.6)
30-89 days past due loans	$13,473	$13,459	$20,742	0.1	(35.0)

Non-accrual loans to total loans	0.99%	1.08%	1.07%
Non-performing loans to total loans	1.00%	1.18%	1.14%
Non-performing assets to loans plus OREO	1.49%	1.76%	2.13%

Allowance for Credit Losses
Allowance for loan and covered loan losses	$72,694	$73,106	$85,505	(0.6)	(15.0)
Reserve for unfunded commitments	1,816	1,616	1,616	12.4	12.4
Total allowance for credit losses	$74,510	$74,722	$87,121	(0.3)	(14.5)
Allowance for credit losses to loans, excluding acquired loans	1.24%	1.25%	1.52%
Allowance for credit losses to non-accrual loans (1)	114.33%	103.47%	124.69%

(1) Due to the impact of business combination accounting, which requires acquired loans to be recorded at fair value as of the acquisition date, and protection provided for under loss share agreements with the FDIC ("the FDIC Agreements"), acquired loans and covered loans and covered OREO are excluded from these metrics.

Total non-performing loans, excluding acquired and covered loans, were $59.6 million at December 31, 2014, decreasing $10.2 million, or 14.6%, from September 30, 2014 and 6.1% from December 31, 2013. The improvement compared to the linked quarter was due primarily to a $2.3 million paydown of a non-accrual commercial real estate loan and the return of a $3.8 million past due commercial real estate loan relationship to current status.

Charge-Off Data
(Dollar amounts in thousands)

	Quarters Ended
	December 31, 2014	% of Total	September 30, 2014	% of Total	December 31, 2013	% of Total
Net loan charge-offs (1):
Commercial and industrial	$1,217	58.8	$9,047	56.7	$2,528	47.5
Agricultural	—	—	—	—	(58)	(1.1)
Office, retail, and industrial	143	6.9	2,459	15.4	882	16.5
Multi-family	476	23.0	26	0.2	(10)	(0.2)
Construction	(6)	(0.3)	157	1.0	(934)	(17.5)
Other commercial real estate	(247)	(11.9)	1,255	7.9	776	14.6
Consumer	342	16.5	2,998	18.8	1,868	35.1
Covered	146	7.0	5	—	271	5.1
Net loan charge-offs	$2,071	100.0	$15,947	100.0	$5,323	100.0
Net loan charge-offs to average loans, excluding acquired and covered loans, annualized:
Quarter-to-date	0.13%		1.08%		0.36%
Year-to-date	0.56%		0.70%		0.48%

(1) These amounts represent gross charge-offs, net of recoveries.

Net loan charge-offs for the fourth quarter of 2014 represents one of the lowest levels in over seven years. Continued progress in consumer delinquencies and a $1.3 million recovery on an other commercial real estate loan relationship contributed to the decrease compared to the third quarter of 2014. In addition, net loan charge-offs for the third quarter of 2014 were elevated due to the recognition of a $7.5 million loss on a commercial loan relationship, for which the Company continues to aggressively pursue all collection and other remedies.

DEPOSIT PORTFOLIO

Deposits – Average Balances
(Dollar amounts in thousands)

	Quarters Ended			December 31, 2014 Percent Change From
	December 31, 2014	September 30, 2014	December 31, 2013	September 30, 2014	December 31, 2013
Demand deposits	$2,339,298	$2,208,450	$1,956,570	5.9	19.6
Savings deposits	1,306,388	1,231,700	1,126,737	6.1	15.9
NOW accounts	1,331,360	1,261,522	1,195,471	5.5	11.4
Money market accounts	1,506,643	1,413,753	1,356,383	6.6	11.1
Core transactional deposits	6,483,689	6,115,425	5,635,161	6.0	15.1
Time deposits	1,239,257	1,209,935	1,218,450	2.4	1.7
Brokered deposits	16,098	16,090	16,067	—	0.2
Total time deposits	1,255,355	1,226,025	1,234,517	2.4	1.7
Total deposits	$7,739,044	$7,341,450	$6,869,678	5.4	12.7

Average core transactional deposits of $6.5 billion for the fourth quarter of 2014 increased 6.0% and 15.1% compared to the third quarter of 2014 and the fourth quarter of 2013, respectively. The rise was due primarily to deposits assumed in the Popular and Great Lakes acquisitions, further strengthening the Company's core transactional deposit base, led by an increase in average demand deposits of $382.7 million, or 19.6%, from December 31, 2013.

CAPITAL MANAGEMENT

Capital Ratios
(Dollar amounts in thousands)

	December 31, 2014	September 30, 2014	December 31, 2013	Regulatory Minimum For “Well- Capitalized”	Excess Over Required Minimums at December 31, 2014
Bank regulatory capital ratios:
Total capital to risk-weighted assets	12.30%	11.70%	13.86%	10.00%	23%	$174,021
Tier 1 capital to risk-weighted assets	11.31%	10.69%	12.61%	6.00%	89%	$402,677
Tier 1 leverage to average assets	9.76%	9.42%	10.24%	5.00%	95%	$418,334
Company regulatory capital ratios:
Total capital to risk-weighted assets	11.23%	10.94%	12.39%	N/A	N/A	N/A
Tier 1 capital to risk-weighted assets	10.18%	9.86%	10.91%	N/A	N/A	N/A
Tier 1 leverage to average assets	9.03%	8.93%	9.18%	N/A	N/A	N/A
Company tier 1 common capital to risk-weighted assets (1)(2)	9.54%	9.38%	10.37%	N/A	N/A	N/A
Company tangible common equity ratios (1)(3):
Tangible common equity to tangible assets	8.41%	8.33%	9.09%	N/A	N/A	N/A
Tangible common equity, excluding other comprehensive loss, to tangible assets	8.59%	8.54%	9.43%	N/A	N/A	N/A
Tangible common equity to risk-weighted assets	9.73%	9.57%	10.67%	N/A	N/A	N/A

N/A - Not applicable.

(1) Ratio is not subject to formal Federal Reserve regulatory guidance.
(2) Excludes the impact of trust-preferred securities.
(3) Tangible common equity (“TCE”) represents common stockholders’ equity less goodwill and identifiable intangible assets. In management’s view, Tier 1 common capital and TCE measures are meaningful to the Company, as well as analysts and investors, in assessing the Company’s use of equity and in facilitating comparisons with competitors.

The Company's capital ratios increased from September 30, 2014, driven primarily by continued earnings and the $38.4 million of common stock issued as consideration for the Great Lakes acquisition. The decline in capital ratios compared to December 31, 2013 resulted from the addition of risk-weighted and average assets, including goodwill and other intangible assets, related to the Popular and Great Lakes acquisitions. These declines were partially offset by earnings and the increase in allowable deferred tax assets. The Bank's regulatory ratios exceeded all regulatory mandated ratios for characterization as "well-capitalized" as of December 31, 2014.

The Board of Directors approved a quarterly cash dividend of $0.08 per common share during the fourth quarter of 2014, consistent with the third quarter of 2014, and an increase compared to dividends of $0.07 per common share during the fourth quarter of 2013.

About the Company

First Midwest, with assets of approximately $9.4 billion, is the premier relationship-based financial institution in the Chicago banking market. As one of Illinois' largest independent bank holding companies, First Midwest, through its subsidiary bank and other affiliates, provides a full range of business, middle-market and retail banking and wealth management services through approximately 110 banking offices located in metropolitan Chicago, northwest Indiana, central and western Illinois, and eastern Iowa. First Midwest has been recognized by J.D. Power as having the "Highest Customer Satisfaction with Retail Banking in the Midwest Region*" according to the 2014 Retail Banking Satisfaction StudySM. The Company website is www.firstmidwest.com.

* First Midwest Bank received the highest numerical score among retail banks in the Midwest region in the proprietary J.D. Power 2014 Retail Banking Satisfaction StudySM. The Study is based on 80,445 total responses measuring 21 providers in the Midwest region (Iowa, Illinois, Kansas, Missouri, Minnesota, and Wisconsin) and measures opinions of consumers with their primary banking provider. Proprietary study results are based on experiences and perceptions of consumers surveyed January 2014. Individual experiences may vary. Visit JDPower.com.

Non-GAAP Financial Information

The Company's accounting and reporting policies conform to U.S. generally accepted accounting principles ("GAAP") and general practice within the banking industry. As a supplement to GAAP, the Company provides non-GAAP performance results, which the Company believes are useful because they assist investors in assessing the Company's operating performance. This includes, but is not limited to, earnings per share, excluding acquisition and integration related expenses, top-line revenue, tax-equivalent net interest income (including its individual components), tier 1 common capital to risk-weighted assets, tangible common equity to tangible assets, tangible common equity, excluding other comprehensive loss, to tangible assets, and tangible common equity to risk-weighted assets. Although intended to enhance investors' understanding of the Company's business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP.

Forward-Looking Statements

This press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by the use of words such as "may," "might," "will," "would," "should," "could," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "probable," "potential," "possible," "target," or "continue" and words of similar import. Forward-looking statements are not historical facts but instead express only management’s beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management’s control. It is possible that actual results and events may differ, possibly materially, from the anticipated results or events indicated in these forward-looking statements. Forward-looking statements are not guarantees of future performance, and we caution you not to place undue reliance on these statements. Forward-looking statements are made only as of the date of this press release, and we undertake no obligation to update any forward-looking statements contained in this press release to reflect new information or events or conditions after the date hereof.

Forward-looking statements may be deemed to include, among other things, statements relating to our future financial performance, the performance of our loan or securities portfolio, the expected amount of future credit reserves or charge-offs, corporate strategies or objectives, anticipated trends in our business, regulatory developments, acquisition transactions, including estimated synergies, cost savings and financial benefits of pending or consummated transactions, and growth strategies, including possible future acquisitions. These statements are subject to certain risks, uncertainties and assumptions. For a discussion of these risks, uncertainties and assumptions, you should refer to the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as well as our subsequent filings made with the Securities and Exchange Commission ("SEC"). However, these risks and uncertainties are not exhaustive. Other sections of such reports describe additional factors that could adversely impact our business and financial performance.

Conference Call

A conference call to discuss the Company’s results, outlook, and related matters will be held on Wednesday, January 21, 2015 at 10:00 AM (ET). Members of the public who would like to listen to the conference call should dial (877) 507-0639 (U.S. domestic) or (412) 317-6003 (International) and ask for the First Midwest Bancorp, Inc. Earnings Conference Call. The number should be dialed 10 to 15 minutes prior to the start of the conference call. There is no charge to access the call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the Company’s website, www.firstmidwest.com/investorrelations. For those unable to listen to the live broadcast, a replay will be available on the Company’s website or by dialing (877) 344-7529 (U.S. domestic) or (412) 317-0088 (International) conference I.D. 10058797 beginning one hour after completion of the live call until 9:00 A.M. (ET) on January 29, 2015. Please direct any questions regarding obtaining access to the conference call to First Midwest Bancorp, Inc. Investor Relations, via e-mail, at investor.relations@firstmidwest.com.

Accompanying Financial Statements and Tables

Accompanying this press release is the following unaudited financial information:

•	Condensed Consolidated Statements of Financial Condition

•	Condensed Consolidated Statements of Income

Press Release and Additional Information Available on Website

This press release, the accompanying financial statements and tables, and certain additional unaudited Selected Financial Information are available through the “Investor Relations” section of First Midwest’s website at www.firstmidwest.com/investorrelations.

Condensed Consolidated Statements of Financial Condition
Unaudited
(Amounts in thousands)

	December 31, 2014	September 30, 2014	December 31, 2013
Assets
Cash and due from banks	$117,315	$125,977	$110,417
Interest-bearing deposits in other banks	488,947	550,606	476,824
Trading securities, at fair value	17,460	17,928	17,317
Securities available-for-sale, at fair value	1,187,009	997,420	1,112,725
Securities held-to-maturity, at amortized cost	26,555	26,776	44,322
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	37,558	35,588	35,161
Loans, excluding covered loans	6,657,418	6,428,204	5,580,005
Covered loans	79,435	90,875	134,355
Allowance for loan and covered loan losses	(72,694)	(73,106)	(85,505)
Net loans	6,664,159	6,445,973	5,628,855
OREO, excluding covered OREO	26,898	29,165	32,473
Covered OREO	8,068	9,277	8,863
FDIC indemnification asset	8,452	8,699	16,585
Premises, furniture, and equipment	131,109	123,473	120,204
Investment in BOLI	206,498	195,270	193,167
Goodwill and other intangible assets	334,199	318,511	276,366
Accrued interest receivable and other assets	190,912	211,688	180,128
Total assets	$9,445,139	$9,096,351	$8,253,407
Liabilities and Stockholders’ Equity
Noninterest-bearing deposits	$2,301,757	2,295,679	1,911,602
Interest-bearing deposits	5,586,001	5,320,454	4,854,499
Total deposits	7,887,758	7,616,133	6,766,101
Borrowed funds	137,994	132,877	224,342
Senior and subordinated debt	200,869	191,028	190,932
Accrued interest payable and other liabilities	117,743	106,637	70,590
Total liabilities	8,344,364	8,046,675	7,251,965
Common stock	882	858	858
Additional paid-in capital	449,798	408,789	414,293
Retained earnings	899,516	891,129	853,740
Accumulated other comprehensive loss, net of tax	(15,855)	(18,852)	(26,792)
Treasury stock, at cost	(233,566)	(232,248)	(240,657)
Total stockholders’ equity	1,100,775	1,049,676	1,001,442
Total liabilities and stockholders’ equity	$9,445,139	$9,096,351	$8,253,407

Condensed Consolidated Statements of Income
Unaudited
(Amounts in thousands, except per share data)

	Quarters Ended			Years Ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Interest Income
Loans, excluding covered loans	$71,089	$66,117	$60,068	$256,842	$239,224
Covered loans	1,520	2,596	3,062	8,659	13,804
Investment securities	7,743	7,465	8,138	31,232	30,893
Other short-term investments	957	684	852	3,131	3,326
Total interest income	81,309	76,862	72,120	299,864	287,247
Interest Expense
Deposits	2,463	2,806	2,741	10,377	11,901
Borrowed funds	12	9	390	573	1,607
Senior and subordinated debt	3,015	3,016	3,301	12,062	13,607
Total interest expense	5,490	5,831	6,432	23,012	27,115
Net interest income	75,819	71,031	65,688	276,852	260,132
Provision for loan and covered loan losses	1,659	10,727	—	19,168	16,257
Net interest income after provision for loan and covered loan losses	74,160	60,304	65,688	257,684	243,875
Noninterest Income
Service charges on deposit accounts	10,015	9,902	9,259	36,910	36,526
Wealth management fees	6,744	6,721	6,202	26,474	24,185
Card-based fees	6,390	6,646	5,517	24,340	21,649
Mortgage banking income	812	1,125	1,055	4,011	5,306
Other service charges, commissions, and fees	5,403	5,266	4,679	19,346	18,616
Gains on sales of properties	—	3,954	—	3,954	—
Net securities (losses) gains	(63)	2,570	147	8,097	34,164
BOLI income (loss)	843	767	584	2,873	(11,844)
Other income	924	156	1,370	2,672	5,486
Loss on early extinguishment of debt	—	—	(1,034)	(2,059)	(1,034)
Gain on termination of FHLB forward commitments	—	—	—	—	7,829
Total noninterest income	31,068	37,107	27,779	126,618	140,883
Noninterest Expense
Salaries and employee benefits	40,300	35,471	34,990	143,823	138,750
Net occupancy and equipment expense	9,479	8,639	7,910	35,181	31,832
Professional services	6,664	5,692	5,592	23,436	21,922
Technology and related costs	3,444	3,253	2,984	12,875	11,335
Net OREO expense	2,544	1,406	2,815	7,075	8,547
Other expenses	13,103	12,104	10,503	47,564	44,351
Acquisition and integration related expenses	9,294	3,748	—	13,872	—
Total noninterest expense	84,828	70,313	64,794	283,826	256,737
Income before income tax expense	20,400	27,098	28,673	100,476	128,021
Income tax expense	5,807	8,549	9,508	31,170	48,715
Net income	14,593	18,549	19,165	69,306	79,306
Diluted earnings per common share	$0.19	$0.25	$0.26	$0.92	$1.06
Dividends declared per common share	$0.08	$0.08	$0.07	$0.31	$0.16
Weighted average diluted common shares outstanding	75,131	74,352	74,042	74,496	73,994